Exhibit 99(c)

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                           Entergy Louisiana, Inc.
          Computation of Ratios of Earnings to Fixed Charges and
    Ratios of Earnings to Combined Fixed Charges and Preferred Dividends


                                                                                                             March 31,
                                                             1996      1997      1998      1999      2000      2001
Fixed charges, as defined:
Total Interest                                              $132,412  $128,900  $122,890  $117,247  $111,743  $113,504
  Interest applicable to rentals                              10,601     9,203     9,564     9,221     6,458     6,992
                                                            ----------------------------------------------------------

Total fixed charges, as defined                              143,013   138,103   132,454   126,468   118,201  $120,496

Preferred dividends, as defined (a)                           28,234    22,103    20,925    16,006    16,102    16,362
                                                            ----------------------------------------------------------

Combined fixed charges and preferred dividends, as defined  $171,247  $160,206  $153,379  $142,474  $134,303  $136,858
                                                            ==========================================================

Earnings as defined:

  Net Income                                                $190,762  $141,757  $179,487  $191,770  $162,679  $158,347
  Add:
    Provision for income taxes:
Total Taxes                                                  118,559    98,965   109,104   122,368   112,645   109,802
    Fixed charges as above                                   143,013   138,103   132,454   126,468   118,201   120,496
                                                            ----------------------------------------------------------
Total earnings, as defined                                  $452,334  $378,825  $421,045  $440,606  $393,525  $388,645
                                                            ==========================================================

Ratio of earnings to fixed charges, as defined                  3.16      2.74      3.18      3.48      3.33      3.23
                                                            ==========================================================

Ratio of earnings to combined fixed charges and
 preferred dividends, as defined                                2.64      2.36      2.75      3.09      2.93      2.84
                                                            ==========================================================


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(a) "Preferred dividends," as defined by SEC regulation S-K, are computed by dividing the preferred dividend requirement by one hundred percent (100%) minus the income tax rate.



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